Exhibit 99.1

EcoloCap Solutions Inc.

For Immediate Release

Micro Bubble Tech Launches Nanotechnology Products for the Energy Market:

Carbon Nano Tube (CNT) Battery and M-Fuel

Montreal, Quebec – September 9, 2009 – EcoloCap Solutions Inc. (OTC-BB: ECOS)

(“Ecolocap”) took effective control of Micro Bubble Technology inc. (“MBT”) of Barrington, Illinois on September 8, 2009. Ecolocap acquired 1,100 shares of common stock of MBT which constitutes 55% of the outstanding common stock of MBT, in exchange for 54 millions restricted shares of Ecolocap’s common stock.

Through a 50% ownership of Micro Bubble Technology Korea, MBT develops products and processes based on its Research & Development in the field of Nanotechnology (“MBT’s business”).

Michael Siegel, President and CEO of Micro Bubble and EcoloCap stated: “Over the last two years, we have researched markets worldwide, signed distribution agreements and built the base of our operation. The access to the public market through our agreement with EcoloCap (ECOS) will allow us to speed up our growth and return to our shareholders the returns expected.”

MBT is preparing to launch its CNT Battery and continuing to market its EM-Fuel technology through direct sales and distribution agreements, some already signed, others in the final stages of completion in industries ranging from maritime to telecommunications.

Carbon Nano Tube Batteries (“CNT Batteries”) marks a step forward in the energy storage market in the near-term by offering much superior performance compared to existing lead-acid and lithium-ion batteries. Several industries, including the telecommunications industry, have been receptive with either substantial orders or demonstrations of interest.

In independent laboratory testing, CNT Batteries have proven, for the same price as a traditional lead-acid battery, to deliver up to 8 times the reserve capacity of a lead-acid battery and 2.5 times that of a lithium-ion battery, while taking only ten minutes to recharge, as compared to five to 12 hours for standard batteries.

MBT has also developed a nanotechnology process that blends non-miscible liquids (oil and water) on a submicron level in order to create a new fuel product, the EM-Fuel. The EM Fuel has been tested over the past two years on internal and external combustion engines that burn kerosene, diesel, bio-diesel, waste oil, and heavy “bunker” oils. EM-Fuel has numerous diesel applications, including marine, wheeled vehicles, and open furnaces.

Laboratory and actual in use measurements have demonstrated a 25% reduction in cost for fuel and maintenance, while reducing particulate CO2 and NOx emissions by 60%. The M-Fuel can be used without any modification of the engine or furnace burning the oil.

About Micro Bubble Technology

Micro Bubble Technology Inc. is an energy and environmental technology company whose mission is to develop improved sources of energy and to reduce greenhouse gasses, harmful emission, and pollutants.  Through research in nanotechnology, MBT is developing more efficient source of energy that can be used immediately that will reduce pollution and emissions at the same time as providing significant economic advantage to users.  The first two products being launched, the Carbon Nano Tube Battery and the EM Fuel stand to make major contributions to that effect.

Use of Forward-looking Statements

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. These forward-looking statements are based on the current expectations of the management of Micro Bubble Technology only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For example, “will allow us to speed up our growth and return to our stakeholders the return they expect from such a dynamic field as reduction of energy use, as well as, a major contribution to the green effort worldwide” is a forward-looking statement. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; our technology may not be validated as we progress further; we may be unable to retain or attract key employees whose knowledge is essential to the development of our products and services; unforeseen market and technological difficulties may develop with our products and services; inability to timely develop and introduce new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, which could cause the actual results or performance of Micro Bubble Technology to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Micro Bubble Technology undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risk and uncertainties affecting Micro Bubble Technology, reference is made to Micro Bubble Technology's reports filed from time to time with the Securities and Exchange Commission.

Company Contact:

Michael Siegel
Chief Executive Officer
Micro Bubble Technology, Inc.
1-312-261-5590

Investor Relations Contact:

Richard Nitto
RMN Consulting LLC
1-732-768-0912